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                 Consent of Independent Auditors

The Board of Directors
Aetna Life and Casualty Company:


We consent to incorporation by reference in the Registration Statements (No. 33-12993 on Form S-3, No. 33-49543 on Form S-3, No. 33-50427 on
Form S-3, No. 2-91514 on Form S-8 and No. 2-73911 on Form S-8) of Aetna Life and Casualty Company of our reports dated February 8, 1994, relating to the consolidated balance sheets of Aetna Life and Casualty Company and Subsidiaries as of December 31, 1993 and 1992 and the related consolidated statements of income, shareholders' equity, and cash flows and related schedules for each of the years in the three-year period ended December 31, 1993, which reports appear in or are incorporated by reference in the December 31, 1993 annual report on Form 10-K of Aetna Life and Casualty Company.

Our reports refer to changes in 1993 in the Company's accounting for certain investments in debt and equity securities, reinsurance of short-duration and long-duration contracts, postemployment benefits, workers' compensation life table indemnity reserves and retrospectively rated reinsurance contracts and to changes in 1992 in the Company's accounting for income taxes and postretirement benefits other than pensions.




                            By      KPMG PEAT MARWICK
                                _________________________
                                       (Signature)
                                    KPMG Peat Marwick

Hartford, Connecticut
March 18, 1994